CNL INCOME FUND XVII, LTD.
                                       AND
                           CNL INCOME FUND XVIII, LTD.

                     Supplement No. 1, dated August 6, 1997
                        to Prospectus, dated May 9, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 9, 1997. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         All subscriptions referred to in this Supplement are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL Income Fund XVII, Ltd. ("CNL XVII"). THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

         Information as to the number and types of Properties acquired by CNL XVIII is presented as of July 18, 1997, and all references to Property acquisitions should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after July 18, 1997, will be reported in a subsequent Supplement.

                                  THE OFFERING

GENERAL

         The General Partners have elected to extend this Offering until August 11, 1998.

SUBSCRIPTION PROCEDURES

         As of July 18, 1997, CNL XVIII had received total subscription proceeds of $23,290,947 (2,329,095 Units) from 1,127 Limited Partners. As of July 18, 1997, the proceeds had been invested or committed for investment in 19 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses. As of July 18, 1997, CNL XVIII had incurred $1,048,093 in Acquisition Fees to an Affiliate of the General Partners.

                                    BUSINESS

PROPERTY ACQUISITIONS

         Between May 1, 1997 and July 18, 1997, CNL XVIII acquired six Properties consisting of land and building. The Properties are a Boston Market Property (in Timonium, Maryland), a Jack in the Box Property (in Houston, Texas), a Golden Corral Property (in Elizabethtown, Kentucky), two IHOP Properties (one in each of Santa Rosa, California, and Bridgeview, Illinois) and an Arby's Property (in Lexington, North Carolina). For information regarding the 13 Properties acquired by CNL XVIII prior to May 1, 1997, see the Prospectus dated May 9, 1997.

         In connection with the purchase of each of these six Properties, CNL XVIII, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business - Description of Leases." For the Properties that are to be constructed, CNL XVIII has entered into development and indemnification and put agreements with the lessee. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation."

         The following table sets forth the location of the six Properties consisting of land and building acquired by CNL XVIII from May 1, 1997 through July 18, 1997, a description of the competition, and a summary of the principal terms of the acquisition and lease of each Property.

                              PROPERTY ACQUISITIONS
                     From May 1, 1997 through July 18, 1997

                                                         Lease Expira-
Property Location and          Purchase        Date        tion and          Minimum                             Option
Competition                    Price (1)    Acquired    Renewal Options   Annual Rent (2)   Percentage Rent   To Purchase
---------------------        ------------   --------    ---------------   ---------------   ---------------   -----------


BOSTON MARKET                      $749,978     05/08/97   05/2012; five   10.38% of CNL     for each lease    at any
(the "Timonium Property")          (excluding              five-year       XVIII's total     year after the    time after
Restaurant to be renovated         development             renewal         cost to           fifth lease       the fifth
                                   costs)                  options         purchase the      year, (i) 4% of   lease year
The Timonium Property is           (3)                                     property;         annual gross
located on the northeast corner                                            increases by      sales minus
of the intersection of York                                                10% after the     (ii) the
Road and Belfast Road, in                                                  fifth lease       minimum annual
Timonium, Baltimore County,                                                year and after    rent for such
Maryland, in an area of mixed                                              every five        lease year
retail, commercial, and                                                    years
residential development.  Other                                            thereafter
fast-food and family-style                                                 during the
restaurants located in                                                     lease term
proximity to the Timonium
Property include a McDonald's,
a Burger King, a KFC, and
several local restaurants.

JACK IN THE BOX                    $1,290,000   05/09/97   05/2015; four   $132,225 (6);     for each lease    at any
(the "Houston Property")           (3)(6)                  five-year       increases by 8%   year, (i) 5% of   time after
Restaurant to be constructed                               renewal         after the fifth   annual gross      the
                                                           options         lease year and    sales minus       seventh
The Houston Property is located                                            after every       (ii) the          lease year
on the north side of Louetta                                               five years        minimum annual
Road, west of State Highway                                                thereafter        rent for such
249, in Houston, Harris County,                                            during the        lease year (5)
Texas, in an area of mixed                                                 lease term
retail, commercial, and
residential development.  Other
fast-food and family-style
restaurants located in
proximity to the Houston
Property include a McDonald's
and a Subway Sandwich Shop.




                                                         Lease Expira-
Property Location and          Purchase        Date        tion and          Minimum                             Option
Competition                    Price (1)    Acquired    Renewal Options   Annual Rent (2)   Percentage Rent   To Purchase
---------------------        ------------   --------    ---------------   ---------------   ---------------   -----------



GOLDEN CORRAL                      $446,180     05/21/97   05/2012; four   10.75% of Total   for each lease    during the
(the "Elizabethtown Property")     (excluding              five-year       Cost (4)          year, 5% of the   first
Restaurant to be constructed       closing                 renewal                           amount by which   through
                                   and                     options                           annual gross      seventh
The Elizabethtown Property is      development                                               sales exceed      lease
located on the east side of        costs)                                                    $2,697,649 (5)    years and
North Dixie Avenue, in             (3)                                                                         the tenth
Elizabethtown, Hardin County,                                                                                  through
Kentucky, in an area of mixed                                                                                  fifteenth
retail, commercial, and                                                                                        lease
residential development.  Other                                                                                years only
fast-food and family-style
restaurants located in
proximity to the Elizabethtown
Property include a Steak N
Shake, a Dairy Queen, an
Arby's, a Bob Evans, a Captain
D's, a Fazoli's, a Hardee's, a
McDonald's, a Taco Bell, and a
Lee's Famous Recipe Country
Chicken.

IHOP (7)                           $1,286,364   05/21/97   05/2017;        $130,244;         for each lease    during the
(the "Santa Rosa Property")                                three five-     increases by      year, (i) 4% of   eleventh
Existing restaurant                                        year renewal    10% after the     annual gross      lease year
                                                           options         fifth lease       sales minus       and at the
The Santa Rosa Property is                                                 year and after    (ii) the          end of the
located on the northwest                                                   every five        minimum annual    initial
quadrant of Fulton Road and                                                years             rent for such     lease term
Guerneville Road, in Santa                                                 thereafter        lease year
Rosa, Sonoma County,                                                       during the
California, in an area of mixed                                            lease term
retail, commercial, and
residential development.  Other
fast-food and family-style
restaurants located in
proximity to the Santa Rosa
Property include a Taco Bell, a
McDonald's, and several local
restaurants.




                                                         Lease Expira-
Property Location and          Purchase        Date        tion and          Minimum                             Option
Competition                    Price (1)    Acquired    Renewal Options   Annual Rent (2)   Percentage Rent   To Purchase
---------------------        ------------   --------    ---------------   ---------------   ---------------   -----------

ARBY'S                             $632,418     07/15/97   07/2017; two    $63,242;          for each lease    during the
(the "Lexington Property")                                 five-year       increases by      year, (i) 4% of   seventh
Existing restaurant                                        renewal         4.14% after the   annual gross      and tenth
                                                           options         third lease       sales minus       lease
The Lexington Property is                                                  year and after    (ii) the          years only
located on the northeast corner                                            every three       minimum annual
of North Main Street and East                                              years             rent for such
Fourth Street, in Lexington,                                               thereafter        lease year
Davidson County, North                                                     during the
Carolina, in an area of mixed                                              lease term
retail, commercial, and
residential development.  Other
fast-food and family-style
restaurants located in
proximity to the Lexington
Property include a local
restaurant.

IHOP (7)                           $1,423,008   07/16/97   07/2017;        $144,080;         for each lease    during the
(the "Bridgeview Property")                                three five-     increases by      year, (i) 4% of   eleventh
Existing restaurant                                        year renewal    10% after the     annual gross      lease year
                                                           options         fifth lease       sales minus       and at the
The Bridgeview Property is                                                 year and after    (ii) the          end of the
located at the northeast                                                   every five        minimum annual    initial
quadrant of the intersection of                                            years             rent for such     lease term
West 79th Street and Harlem                                                thereafter        lease year
Avenue, in Bridgeview, Cook                                                during the
County, Illinois, in an area of                                            lease term
mixed retail, commercial, and
residential development.  Other
fast-food and family-style
restaurants located in
proximity to the Bridgeview
Property include a Pizza Hut, a
McDonald's, a White Castle, and
a Burger King.


FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of each of the Properties acquired, and for construction Properties, once the buildings are constructed, is set forth below:

         Property                              Federal Tax Basis
         -------                              -------------------
         Timonium Property                       $  454,000
         Houston Property                           622,000
         Elizabethtown Property                   1,077,000
         Santa Rosa Property                        854,000
         Lexington Property                         456,000
         Bridgeview Property                      1,144,000

(2) Minimum annual rent for each of the Properties became payable on the effective date of the lease, except as indicated below. For the Timonium Property, minimum annual rent will become due and payable on the date the tenant receives from the landlord its final funding of the construction costs. For the Elizabethtown Property, minimum annual rent will become due and payable on the earlier of (i) 180 days after execution of the lease, (ii) the date the certificate of occupancy for the restaurant is issued, or (iii) the date the restaurant opens for business to the public. During the period commencing with the effective date of the lease to the date minimum annual rent becomes payable for the Timonium and Elizabethtown Properties, as described above, interim rent equal to a specified rate per annum (ranging from 10% to 10.38%) of the amount funded by CNL XVIII in connection with the purchase and construction of the Properties shall accrue and be payable in a single lump sum at the time of final funding of the construction costs.

(3) The development agreements for the Properties which are to be constructed or renovated provide that construction or renovation must be completed no later than the dates set forth below. The maximum cost to CNL XVIII (including the purchase price of the land (if applicable), development costs (if applicable), and closing and acquisition costs) is not expected to, but may, exceed the amounts set forth below:

         Property Estimated Maximum Cost    Estimated Final Completion Date



         Timonium Property                          $1,140,100                  November 4, 1997
         Houston Property                            1,290,000                  November 5, 1997
         Elizabethtown Property                      1,572,176                  November 17, 1997

(4) The "Total Cost" is equal to the sum of (i) the purchase price of the Property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(5) Percentage rent shall be calculated on a calendar year basis (January 1 to December 31).

(6) CNL XVIII paid for all construction costs in advance at closing; therefore, minimum annual rent was determined on the date acquired and is not expected to change.

(7) The lessee of the Santa Rosa and Bridgeview Properties is the same unaffiliated lessee.

                             MANAGEMENT COMPENSATION

FEES AND EXPENSES PAID TO THE
GENERAL PARTNERS AND THEIR AFFILIATES

         Selling Commissions and Due Diligence Expense Reimbursement Fee. The Placement Agent, CNL Securities Corp., is entitled to receive Selling Commissions amounting to 8.5% of the Limited Partners' Capital Contributions for services in connection with selling the Units, a substantial portion of which will be paid as Selling Commissions to other broker-dealers. As of July 18, 1997, the Partnership had incurred $1,979,730 for Selling Commissions due to the Placement Agent, a substantial portion of which was reallowed to other broker-dealers. CNL Securities Corp. also is entitled to receive a due diligence expense reimbursement fee equal to 0.5% of the Limited Partners' Capital Contributions. As of July 18, 1997, the Partnership had incurred $116,455 in due diligence expense reimbursement fees due to the Placement Agent. The majority of these fees has since been reallowed to other broker-dealers for payment of bona fide due diligence expenses.

         Acquisition Fees. CNL Fund Advisors, Inc. is entitled to receive Acquisition Fees for services in finding, negotiating and acquiring Properties equal to 4.5% of the Limited Partners' Capital Contributions. As of July 18, 1997, the Partnership had incurred $1,048,093 in Acquisition Fees payable to CNL Fund Advisors, Inc.

         Management Fees. The Partnership has entered into a management agreement pursuant to which CNL Fund Advisors, Inc. will receive annual management fees of one percent of the sum of gross revenues from Properties wholly owned by the Partnership and one percent of the Partnership's allocable share of gross operating revenues from Joint Ventures. During the quarter ended March 31, 1997, the Partnership had incurred $1,212 in management fees.

         Administrative and Other Expenses. CNL Fund Advisors, Inc. provides accounting and administrative services (including accounting and administrative services in connection with the Offering of Units) to the Partnership on a day-to-day basis. During the quarter ended March 31, 1997, the Partnership had incurred $95,927 in administrative and other expenses, which includes $82,682 incurred in connection with the Offering and is included with syndication costs.

         Real Estate Disposition Fee. CNL Fund Advisors, Inc. is also entitled to receive a deferred, subordinated real estate disposition fee, payable upon the sale of one or more Properties based on the lesser of one-half of a Competitive Real Estate Commission or three percent of the sales price if CNL Fund Advisors, Inc. provides a substantial amount of services in connection with the sale. The real estate disposition fee is payable only after the Limited Partners receive their cumulative Limited Partners' 8% Return, plus their Invested Capital Contributions. No real estate disposition fees had been incurred by the Partnership as of March 31, 1997.

         Reimbursement of Out-of-Pocket Expenses. CNL Fund Advisors, Inc. and its Affiliates are entitled to receive reimbursement, at cost, for expenses they incur for Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses. During the quarter ended March 31, 1997, the Advisor and its Affiliates incurred $158,599, $81,738, and $9,302 on behalf of the Partnership for Organizational and Offering Expenses, Acquisition Expenses, and Operating Expenses, respectively.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for CNL XVIII, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Exhibit B to the Prospectus and this Prospectus Supplement.


                                                                                        For the Period February 10,
                                                Quarter Ended         Year Ended        1995 (date of inception)
                                                March 31, 1997        December 31,         through December 31,
                                                (Unaudited)             1996                     1995
                                             -----------------     --------------- -------------------------------
    Revenues                                       $    96,214         $    31,614          $        -
    Net income                                          62,177              26,910                   -
    Cash distributions declared (2)                    154,476              57,846                   -
    Net income per Unit                                    .05                 .05                   -
    Cash distributions declared per Unit (2)               .12                 .11                   -
    Weighted average number of
        Limited Partner Units outstanding (3)        1,252,970             503,436                   -


                                                     March 31,
                                                       1997          December 31,            December 31,
                                                     Unaudited          1996                    1995
                                                     ---------    ----------------        ----------------
    Total assets                                   $15,420,779          $7,240,324          $  256,890
    Total partners' capital                         14,250,188           6,996,213               1,000


    (1) Operations did not commence until October 12, 1996, the date following when CNL XVIII received the minimum offering proceeds of $1,500,000, and such proceeds were released from escrow.

    (2) Approximately 60% and 53% of cash distributions ($0.07 and $0.06 per Unit, respectively) for the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively, represent a return of capital in accordance with generally accepted accounting principles ( "GAAP "). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. CNL XVIII has not treated such amount as a return of capital for purposes of calculating the Limited Partners' Invested Capital Contributions and the Limited Partners' 8% Return, as described in the Form of Amended and Restated Agreement of Limited Partnership included as Exhibit A to the Prospectus.

    (3) Represents the weighted average number of Units outstanding during the period CNL XVIII was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION OF THE PARTNERSHIP

GENERAL

         The Partnership is a Florida limited partnership that was organized on February 10, 1995, to acquire Properties for cash, either directly or through Joint Venture arrangements, to be leased primarily to operators of selected Restaurant Chains. The leases will be "triple-net leases", with the lessee generally responsible for all repairs and maintenance, property taxes, insurance and utilities. Since leases will be entered into on a "triple-net" basis, the Partnership does not expect, although it has the right, to maintain a reserve for operating expenses. The Partnership's Properties will not be readily marketable and their value may be affected by general market conditions. Nevertheless, the General Partners believe that Partnership capital and revenues will be sufficient to fund the Part- nership's anticipated investments, proposed operations, and cash distributions to the Limited Partners.

LIQUIDITY AND CAPITAL RESOURCES

         On September 20, 1996, the Partnership commenced an Offering to the public of up to 3,500,000 Units of limited partnership interest pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective August 11, 1995. As of March 31, 1997, the Partnership had sold 1,673,688 Units, representing $16,736,878 of capital contributed by the Limited Partners. Based on the General Partners' experience with 17 prior CNL Income Fund offerings (each of which sold the entire amount of units offered for purchase), the Partnership anticipates significant additional sales of Units prior to the termination of the Offering. The General Partners have elected to extend the Offering until August 11, 1998.

         As of March 31, 1997, net proceeds to the Partnership from its offering of Units, after deduction of Organizational and Offering Expenses, totalled $14,362,423. Of this amount, the Partnership had invested or committed for investment approximately $9,762,400 of such proceeds in eight Properties (five of which were under construction at March 31, 1997), and to pay Acquisition Fees and certain Acquisition Expenses, leaving approximately $4,603,300 of Offering proceeds available for investment in Properties. As of March 31, 1997, the Partnership had incurred $753,160 in Acquisition Fees to an Affiliate of the General Partners.

         As of March 31, 1997, the Partnership had entered into five development agreements with tenants which provide terms and specifications for the construction of buildings. The agreements provide a maximum amount of development costs (including the purchase price of the land and closing costs) to be paid by the Partnership. The aggregate maximum development costs the Partnership has agreed to pay is approximately $6,225,100, of which approximately $5,690,900 in land and other costs had been incurred as of March 31, 1997. The buildings under construction are expected to be operational by May 1997. In connection with the acquisition of each of these Properties, the Partnership entered into a long-term, triple-net lease.

         During the period April 1, 1997 through July 18, 1997, the Partnership acquired 11 additional Properties for cash, at a total cost of approximately $9,061,600. In connection with the seven Properties under construction or renovation, the Partnership has agreed to pay development costs (including the purchase prices of the land and closing costs) of approximately $7,565,600, of which approximately $4,033,700 in land and other costs had been paid by the Partnership as of July 18, 1997. The buildings under construction or renovation are expected to be operational by November 1997. The lease agreements for the existing Properties and the Properties to be constructed or renovated are substantially the same as the leases relating to the Partnership's other Properties.

         As of July 18, 1997, the Partnership had sold a total of 2,329,095 Units, for an aggregate of $23,290,947 in gross Offering proceeds. As of July 18, 1997, the proceeds had been invested or committed for investment in 19 Properties and to pay Acquisition Fees and certain Acquisition Expenses. As of July 18, 1997, the Partnership had incurred $1,048,093 in Acquisition Fees to an Affiliate of the General Partners.

         The Partnership presently is negotiating to acquire additional properties, but as of July 18, 1997, had not acquired any such properties. The Partnership will use the remaining net Offering proceeds, together with proceeds from the sale of Units subsequent to July 18, 1997, to acquire additional Properties, to pay Acquisition Fees and certain Acquisition Expenses and to pay expenses relating to the sale of Units. The number of Properties to be acquired will depend upon the amount of net Offering proceeds (gross proceeds less fees and expenses of the offering) available to the Partnership.

         None of the Properties owned or to be acquired by the Partnership is or may be encumbered. Subject to certain restrictions on borrowing, however, the Partnership may borrow funds, but will not encumber any of the Properties in connection with any such borrowing.

         Until Properties are acquired by the Partnership, all Partnership proceeds are held in short-term, highly liquid investments which the General Partners believe to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Partnership's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located. At March 31, 1997, the Partnership had $6,079,177 invested in such short-term investments, as compared to $5,371,325 at December 31, 1996. The increase in the amount invested in short-term investments is a result of the receipt of capital contributions from the sale of Units during the quarter ended March 31, 1997. These funds will be used to purchase and develop Properties (directly or indirectly through joint venture arrangements), to pay syndication and acquisition costs, to pay Limited Partner distributions, to meet Partnership expenses and, in the General Partners' discretion, to create cash reserves.

         During the quarter ended March 31, 1997, Affiliates of the General Partners incurred on behalf of the Partnership $158,599 for certain Organizational and Offering Expenses. In addition, during the quarter ended March 31, 1997, Affiliates of General Partners incurred on behalf of the Partnership $81,738 for certain Acquisition Expenses and $9,302 for certain operating expenses. As of March 31, 1997, the Partnership owed $141,104 to related parties for such amounts, fees and other reimbursements. As of April 30, 1997, the Partnership had reimbursed the Affiliates all such amounts. Amounts payable to other parties, including distributions payable, increased to $911,298 at March 31, 1997, from $160,222 at December 31, 1996, as a result of an increase in distributions payable to Limited Partners and costs incurred with respect to the Properties under construction and unpaid at March 31, 1997.

         During the quarter ended March 31, 1997, the Partnership generated cash from operations (which includes cash received from tenants, interest and other income received, less cash paid for expenses) of $189,772. Based on cash from operations, the Partnership declared distributions to the Limited Partners of $154,476 for the quarter ended March 31, 1997. This represents distributions of $0.12 per weighted average Limited Partner Unit for the quarter ended March 31, 1997. No distributions were made to the General Partners for the quarter ended March 31, 1997. No amounts distributed or to be distributed to the Limited Partners for the quarter ended March 31, 1997, are required to be or have been treated by the Partnership as a return of capital for purposes of calculating the Limited Partners' return on their adjusted capital contributions. The Partnership intends to continue to make distributions of cash available for distribution to the Limited Partners on a quarterly basis.

         The Partnership's investment strategy of acquiring Properties for cash and leasing them under triple-net leases to operators who meet specified financial standards is expected to minimize the Partnership's operating expenses. Partnership net income is expected to increase throughout 1997, as rental income increases, due to the acquisition of additional Properties and due to the fact that the Properties that were under construction at March 31, 1997, will be operational. Accordingly, the General Partners believe that any anticipated decrease in the Partnership's liquidity in 1997, due to its investment of available net Offering proceeds in Properties and the payment of additional costs relating to the Properties under construction at March 31, 1997, will not have an adverse effect on the Partnership's operations.

         Due to anticipated low operating expenses, rental income expected to be obtained from Properties after they are acquired, and the fact that the Partnership will not purchase a Property until sufficient cash is available for such purchase, the General Partners do not believe that working capital reserves are necessary at this time. In addition, due to the fact that the leases of the Partnership's Properties are on a triple-net basis, it is not anticipated that a permanent reserve for maintenance and repairs is necessary at this time. To the extent, however, that the Partnership has insufficient funds for such purposes, the General Partners will contribute to the Partnership an aggregate amount of up to one percent of the offering proceeds for repairs and maintenance. The General Partners have the right to cause the Partnership to maintain reserves if, in their discretion, they determine such reserves are necessary to meet the Partnership's working capital needs.

         The General Partners have the right, but not the obligation, to make additional capital contributions if they deem it appropriate in connection with the operations of the Partnership.

RESULTS OF OPERATIONS

         No significant operations commenced until the Partnership received and released from escrow the minimum Offering proceeds of $1,500,000 on October 11, 1996.

         As of March 31, 1997, the Partnership had purchased eight Properties and entered into lease agreements relating to each of these Properties. The leases of the Properties provide for minimum base annual rental payments (payable in monthly installments) ranging from approximately $69,300 to $170,300. Most of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, some of the leases provide that, commencing in specified lease years (generally the sixth lease year), the annual base rent required under the terms of the lease will increase.

         During the quarter ended March 31, 1997, the Partnership earned $53,343 in rental income from operating leases and earned income from the direct financing lease from three Properties. Because the Partnership did not commence significant operations until it received the minimum Offering proceeds on October 11, 1996, and has not yet acquired all of its Properties, Partnership revenues for the quarter ended March 31, 1997, represent only a portion of revenues which the Partnership is expected to earn during a full quarter in which the Partnership's Properties are operational.

         During the quarter ended March 31, 1997, two lessees of the Partnership and their respective Restaurant Chain, Platinum Rotisserie, L.L.C. (operating a Boston Market restaurant) and Carrols Corporation (operating a Burger King restaurant) each contributed more than ten percent of the Partnership's total rental income. As of March 31, 1997, Platinum Rotisserie, L.L.C. was the lessee under the lease relating to one restaurant and Carrols Corporation was the lessee under the lease relating to one restaurant. Because the Partnership did not commence operations until October 1996, and its first Property was not purchased until December 1996, the foregoing information regarding the lessees and Restaurant Chains which contributed a significant amount of the Partnership's total rental income during the quarter ended March 31, 1997, may or may not be representative of the lessees which will account for more than ten percent of the Partnership's rental income during the remainder of 1997 and subsequent years. Because the Partnership has not completed its acquisition of Properties as yet, it is not possible to determine which lessees or Restaurant Chains will contribute more than ten percent of the Partnership's rental income during the remainder of 1997 and subsequent years. In the event that certain lessees or Restaurant Chains contribute more than ten percent of the Partnership's rental income in the current and future years, any failure of such lessees or Restaurant Chains could materially affect the Partnership's income.

         During the quarter ended March 31, 1997, the Partnership also earned $42,871 in interest income from investments in money market accounts or other short-term, highly liquid investments. As net Offering proceeds are invested in additional Properties and the Properties under construction become operational, the percentage of total income representing interest income is expected to decrease.

         Operating expenses, including depreciation and amortization, were $34,037 for the quarter ended March 31, 1997. The dollar amount of operating expenses is expected to increase and the amount of general operating and administrative expenses as a percentage of total revenues is expected to decrease, as the Partnership acquires additional Properties and the Properties under construction become operational.

                                   MANAGEMENT

         Robert A. Bourne, age 50, is President and Treasurer of CNL Group, Inc., President, a director and a registered principal of CNL Securities Corp. (the Managing Dealer of the Offering) and President and a director of CNL Investment Company. Mr. Bourne currently holds the position of Vice Chairman, director and Treasurer of CNL Fund Advisors, Inc. Mr. Bourne served as President of CNL Fund Advisors, Inc. from the date of its inception through June 30, 1997. Mr. Bourne is Chief Investment Officer, Vice Chairman, a director and Treasurer of CNL Institutional Advisors, Inc., a registered investment advisor. Mr. Bourne served as President of CNL Institutional Advisors, Inc. from the date of its inception through June 30, 1997. Mr. Bourne also has served as a director since 1992, as President from July 1992 to February 1996, and since February 1996, as Vice Chairman of the Board of Directors, Secretary and Treasurer of Commercial Net Lease Realty, Inc. In addition, Mr. Bourne has served as a director since its inception in 1991, as President from 1991 to February 1996, as Secretary from February 1996 to July 1996, and since February 1996, as Treasurer and Vice Chairman of CNL Realty Advisors, Inc. In addition, Mr. Bourne has served as President and a director of CNL American Properties Fund, Inc. since 1994, and has served as President and a director of CNL American Realty Fund, Inc. since 1996 and of CNL Real Estate Advisors, Inc since January 1997. Upon graduation from Florida State University in 1970, where he received a B.A. in Accounting, with honors, Mr. Bourne worked as a certified public accountant and, from September 1971 through December 1978, was employed by Coopers & Lybrand, Certified Public Accountants, where he held the position of tax manager beginning in 1975. From January 1979 until June 1982, Mr. Bourne was a partner in the accounting firm of Cross & Bourne and from July 1982 through January 1987, he was a partner in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. Mr. Bourne, who joined CNL Securities Corp. in 1979, has participated as a general partner or joint venturer in over 100 real estate ventures involved in the financing, acquisition, construction and rental of office buildings, apartment complexes, restaurants, hotels and other real estate. Included in these real estate ventures are approximately 64 privately offered real estate limited partnerships in which Mr. Bourne, directly or through an affiliated entity, serves or has served as a general partner. Also included are the CNL Income Fund Partnerships, public real estate limited partnerships with investment objectives similar to those of the Partnership, in which Mr. Bourne serves as a general partner. See "Conflicts of Interest."

CNL GROUP, INC.

         The following person serves as an operating officer of CNL Group, Inc. or its affiliates or subsidiaries in the discretion of the Boards of Directors of those companies, but, except as specifically indicated, does not serve as a member of the Boards of Directors of those entities. The Boards of Directors have the responsibility for creating and implementing the policies of CNL Group, Inc. and its affiliated companies. For information regarding other operating officers, see the section of the Prospectus entitled "Management."

         Curtis B. McWilliams. Mr. McWilliams joined CNL Group, Inc. in April 1997 and currently serves as President of CNL Fund Advisors, Inc. In addition, Mr. McWilliams serves as Executive Vice President of CNL Group, Inc. and as President of CNL Institutional Advisors, Inc. and certain other subsidiaries of CNL Group, Inc. From January 1991 to August 1996, Mr. McWilliams was a managing director in the corporate banking group of Merrill Lynch's investment banking division. During this time, he was a senior relationship manager with Merrill Lynch and as such was responsible for a number of the firm's relationships with companies such as AT&T, AT&T Capital, AMR Corporation, J.C. Penney and the Robert M. Bass Group. In addition, from February 1990 to February 1993, he served as co-head of New York #1 Industrial Banking Group and had administrative responsibility for 25 bankers overseeing 150 client relationships, including the firm's transportation group. In addition, from September 1996 to March 1997, Mr. McWilliams served as Chairman of Private Advisory Services, Merrill Lynch's high net worth brokerage business. Mr. McWilliams received a B.S.E. in Chemical Engineering from Princeton University in 1977 and a Masters of Business Administration with a concentration in finance from the University of Chicago in 1983.

NET WORTH OF GENERAL PARTNERS

         Messrs. Seneff and Bourne, the individual General Partners, have represented that at April 30, 1995, along with their wives, they had a reviewed aggregate net worth in excess of $14,000,000, and that their aggregate net worth at April 23, 1996 was in excess of $14,000,000. However, a substantial portion of their assets is represented by interests in real estate and closely held companies which are essentially illiquid. At April 30, 1995 and April 23, 1996, Messrs. Seneff and Bourne also had contingent liabilities in the aggregate amount of approximately $7,900,000 and $9,700,000, respectively, as a result of all guarantees of loans to limited partnerships in which they serve as general partners. Should some of these contingent liabilities become actual, or should some of the assets prove to be uncollectible, their net worth may be significantly reduced. Messrs. Seneff and Bourne have additional contingent liabilities as a result of their practice of maintaining lines of credit that enable Affiliates to invest in restaurant properties or restaurant facilities on an interim basis prior to the time that an affiliated partnership has sufficient funds to purchase the restaurant properties or restaurant facilities. At April 30, 1995 and April 23, 1996, these lines of credit aggregated approximately $2,000,000 and $5,900,000, respectively. In addition, Messrs. Seneff and Bourne have certain contingent liabilities as a result of guarantees of loans to various general partnerships in which they are partners. At April 30, 1995 and April 23, 1996, these guarantees totalled approximately $22,400,000 and $31,500,000, respectively. All of the loans guaranteed by Messrs. Seneff and Bourne, as well as the lines of credit, are secured by real property or other collateral which, in the event of a default under any such loan or line of credit, would be subject to foreclosure and sale, with the proceeds of such sale applied against the outstanding balance of the loan or line of credit. Messrs. Seneff and Bourne believe that such properties or collateral are of sufficient value to cover the outstanding balance of such loans and lines of credit. In addition, it is highly unlikely that all such loans would be in default at any one time, since they represent loans made to a number of different partnerships. Messrs. Seneff and Bourne also have contingent liabilities of approximately $1,300,000 attributable to capital notes payable to certain corporations that serve as general partners of certain affiliated partnerships on demand in the event that these corporations require additional funds. As of the date of this Prospectus, Messrs. Seneff and Bourne have not been required to advance any amounts pursuant to such notes and, based on operations of the related partnerships, do not expect to be required to do so in the foreseeable future. In addition, Messrs. Seneff and Bourne have guaranteed the obligations of two master tenants (CNL Management Group, Inc. and CNL Group, Inc., affiliates of the General Partners) under master leases, of which the aggregate present value of the master lease obligations as of April 23, 1996, was $3,400,000. Messrs. Seneff and Bourne also have contingent liabilities as a result of their agreement to fund reserves under certain limited circumstances for the CNL Income Fund Partnerships. Messrs. Seneff and Bourne do not anticipate that they will be required to fund such reserves due to the structure of those public limited partnerships. See "Conflicts of Interest" and "Risk Factors--Investment Risks--Limited Resources of General Partners." The corporate General Partner has a nominal net worth.

                          ALLOCATIONS AND DISTRIBUTIONS

DISTRIBUTIONS OF NET CASH FLOW

         The Partnership declared distributions of Net Cash Flow to the Limited Partners in the amount of $154,476 and $57,846 for the quarters ended March 31, 1997 and December 31, 1996, respectively, and distributions of Net Cash Flow are expected to be paid quarterly hereafter. For the quarters ended March 31, 1997 and December 31, 1996, approximately 60% and 53%, respectively, of the cumulative cash distributions to the Limited Partners constituted cash distributions that exceeded accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. CNL XVIII did not treat such amounts, which represent a return of capital on a GAAP basis, as a return of capital for purposes of calculating the Limited Partners Invested Capital Contributions. There can be no assurance, however, as to the amount of any future distributions. At the time distributions are paid, each Limited Partner will receive a distribution of available Net Cash Flow for the calendar quarter and each Limited Partner who has elected to receive distributions monthly will receive one-third of such amount. The remaining two-thirds of such amount will be held in an interest-bearing monthly distribution account segregated from other Partnership funds, and will be paid, without interest, in approximately equal installments in each of the next two months to those Limited Partners who have elected to receive distributions monthly.

                                   ADDENDUM TO
                                    EXHIBIT B

                              FINANCIAL INFORMATION

THE UPDATED PRO FORMA FINANCIAL STATEMENTS AND THE UPDATED, UNAUDITED FINANCIAL STATEMENTS OF CNL INCOME FUND XVIII, LTD. AND CNL REALTY CORPORATION CONTAINED IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH EXHIBIT B TO THE ATTACHED PROSPECTUS, DATED MAY 9, 1997.

                      INDEX TO UPDATED FINANCIAL STATEMENTS


                                                                                                        Page
                           CNL INCOME FUND XVIII, LTD.
                         (A Florida Limited Partnership)

Pro Forma Financial Information (unaudited):
   Pro Forma Balance Sheet as of March 31, 1997                                                         B-2
   Pro Forma Statement of Income for the quarter ended March 31, 1997                                   B-3
   Pro Forma Statement of Income for the year ended December 31, 1996                                   B-4
   Notes to Pro Forma Financial Statements for the quarter ended March 31, 1997 and
     the year ended December 31, 1996                                                                   B-5

Updated Condensed Financial Statements (unaudited):
   Condensed Balance Sheets as of March 31, 1997 and December 31, 1996 B-6
   Condensed Statements of Income for the quarters ended March 31, 1997 and 1996
   B-7 Condensed Statements of Partners' Capital for the quarter ended March 31,
   1997 and the year ended December 31, 1996                                                            B-8
   Condensed Statements of Cash Flows for the quarters ended March 31, 1997 and 1996                    B-9
   Notes to Condensed Financial Statements for the quarters ended March 31, 1997 and 1996               B-11


                             CNL REALTY CORPORATION

Updated Financial Statements (unaudited):
   Balance Sheets as of March 31, 1997 and December 31, 1996                                            B-18
   Notes to Balance Sheets as of March 31, 1997 and December 31, 1996                                   B-19


                         PRO FORMA FINANCIAL INFORMATION


         The following Pro Forma Balance Sheet of CNL Income Fund XVIII, Ltd. ("CNL XVIII") gives effect to (i) property acquisition transactions from inception through March 31, 1997, including the receipt of $16,736,878 in gross offering proceeds from the sale of 1,673,688 units of limited partnership interest (the "Units") pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective August 11, 1995, and the application of such funds to acquire eight properties, five of which were under construction at March 31, 1997, and to pay organizational and offering expenses, acquisition fees, and miscellaneous acquisition expenses, (ii) the receipt of $6,554,069 in gross offering proceeds from the sale of 655,407 additional Units during the period April 1, 1997 through July 18, 1997, (iii) the assumed future sales of 202,422 Units, resulting in the receipt of $2,024,218 in gross offering proceeds through July 18, 1997, and (iv) the application of such funds and $6,079,177 of cash and cash equivalents at March 31, 1997, to purchase eleven additional properties during the period April 1, 1997 through July 18, 1997 (six of which are under construction and consist of land and building, one property which is under construction and consists of building only and four properties which consist of land and building), to pay additional construction costs for the five properties under construction at March 31, 1997, and to pay offering expenses, acquisition fees, and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Pro Forma Balance Sheet as of March 31, 1997, includes the transactions described in
(i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii), (iii) and (iv) above, as if they had occurred on March 31, 1997.

         The Pro Forma Statements of Income for the quarter ended March 31, 1997 and the year ended December 31, 1996, include the historical operating results of the properties described in (i) above from the dates of their acquisitions. No pro forma adjustments have been made to the Pro Forma Statements of Income for the properties owned by CNL XVIII as of July 18, 1997, due to the fact that these properties did not have a previous rental history.

         This pro forma financial information is presented for informational purposes only and does not purport to be indicative of CNL XVIII's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma financial information should not be viewed as predictive of CNL XVIII's financial results or conditions in the future.

                           CNL INCOME FUND XVIII, LTD.
                         (A Florida Limited Partnership)
                        UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1997



                                                                                Pro Forma
          ASSETS                                        Historical             Adjustments             Pro Forma
          ------                                        ----------             -----------             ---------

Land and buildings on operating
  leases, less accumulated
  depreciation                                          $ 8,231,628           $ 7,871,708 (a)              $16,103,336
Net investment in direct
  financing leases (b)                                      651,984             5,494,962 (a)                6,146,946
Cash and cash equivalents                                 6,079,177            (6,079,177)(a)                        -
Receivables                                                  78,257                                             78,257
Prepaid expenses                                                900                                                900
Organization costs, less
  accumulated amortization                                    9,089                                              9,089
Accrued rental income                                         6,504                                              6,504
Other assets                                                363,240                 (301,406)(a)                61,834
                                                        -----------              -----------               -----------

                                                        $15,420,779              $ 6,986,087               $22,406,866
                                                        ===========              ===========               ===========

      LIABILITIES AND
     PARTNERS' CAPITAL

Accounts payable                                        $    70,480                                        $    70,480
Accrued construction costs
  payable                                                   686,342              $  (686,342)(a)               -
Distributions payable                                       154,476                                            154,476
Due to related parties                                      141,104              (133,812)(a)                    7,292
Rents paid in advance                                       118,189                                            118,189
                                                        -----------              -----------               -----------
    Total liabilities                                     1,170,591              (820,154)                     350,437

Partners' capital                                        14,250,188              7,806,241   (a)            22,056,429
                                                        -----------              ----------                -----------

                                                        $15,420,779              $ 6,986,087               $22,406,866
                                                        ===========              ===========               ===========






      See accompanying notes to unaudited pro forma financial statements.

                           CNL INCOME FUND XVIII, LTD.
                         (A Florida Limited Partnership)
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                          QUARTER ENDED MARCH 31, 1997



                                                                                     Pro Forma
                                                                Historical          Adjustments         Pro Forma
                                                                ----------          -----------         ---------
Revenues:
  Rental income from operating
    leases                                                     $  52,230             $      -           $  52,230
  Earned income from direct
    financing leases                                               1,113                    -               1,113
  Interest income                                                 42,871                    -              42,871
                                                               ---------             ---------          ---------
                                                                  96,214                    -              96,214
                                                               ---------             ---------          ---------

Expenses:
  General operating and
    administrative                                                16,685                    -              16,685
  Professional services                                            5,896                    -               5,896
  Management fees to related party                                 1,212                    -               1,212
  State and other taxes                                              416                    -                 416
  Depreciation and amortization                                    9,828                    -               9,828
                                                               ---------             ---------          ---------
                                                                  34,037                    -              34,037
                                                               ---------             ---------          ---------

Net Income                                                     $  62,177             $      -           $  62,177
                                                               =========             =========          =========


Net Income Per Limited Partner
  Unit                                                         $    0.05                                $    0.05
                                                               =========                                =========


Weighted Average Number of Units
  Outstanding                                                  1,252,970                                1,252,970
                                                               =========                                =========






      See accompanying notes to unaudited pro forma financial statements.

                           CNL INCOME FUND XVIII, LTD.
                         (A Florida Limited Partnership)
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996



                                                                                     Pro Forma
                                                                Historical          Adjustments         Pro Forma
                                                                ----------          -----------         ---------
Revenues:
  Rental income from operating lease                             $ 1,373             $    -             $ 1,373
  Interest income                                                 30,241                  -              30,241
                                                                 -------             -------            -------
                                                                  31,614                  -              31,614
                                                                 -------             -------            -------

Expenses:
  General operating and administrative                             3,980                  -               3,980
  Management fee to related party                                     12                  -                  12
  Depreciation and amortization                                      712                  -                 712
                                                                 -------             -------            -------
                                                                   4,704                  -               4,704
                                                                 -------             -------            -------

Net Income                                                       $26,910             $    -             $26,910
                                                                 =======             =======            =======


Net Income Per Limited Partner
  Unit                                                           $  0.05                                $  0.05
                                                                 =======                                =======


Weighted Average Number of Units
  Outstanding                                                    503,436                                503,436
                                                                 =======                                =======



      See accompanying notes to unaudited pro forma financial statements.

                           CNL INCOME FUND XVIII, LTD.
                         (A Florida Limited Partnership)
                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                  FOR THE QUARTER ENDED MARCH 31, 1997 AND THE
                          YEAR ENDED DECEMBER 31, 1996


Pro Forma Balance Sheet:

(a) Represents gross proceeds of $6,554,069 from the sale of 655,407 Units during the period April 1, 1997 through July 18, 1997, the assumed future sales of 202,422 Units, resulting in the receipt of $2,024,218 in gross offering proceeds through July 18, 1997, and $6,079,177 of cash and cash equivalents at March 31, 1997, used (i) to acquire eleven properties for $12,360,344, (ii) to fund estimated construction costs of $1,005,240 ($686,342 of which was accrued as construction costs payable at March 31, 1997) relating to the five properties under construction at March 31, 1997, (iii) to pay acquisition fees and other costs of $435,639 ($49,617 of which was accrued as due to related parties at March 31, 1997) and reclassify from other assets $301,406 of acquisition fees and other costs previously incurred relating to the acquired properties, and (iv) to pay selling commissions and offering expenses (syndication costs) of $856,241 ($84,195 of which was accrued as due to related parties at March 31, 1997), which have been netted against partners' capital.

         The pro forma adjustments to land and buildings on operating leases as a result of the above transactions were as follows:


                                                              Estimated purchase
                                                               price (including
                                                               construction and     Acquisition
                                                              closing costs) and        fees
                                                                additional con-      allocated
                                                                struction costs     to property       Total
                                                                ---------------     -----------       -----
         Golden Corral in Stow, OH                              $ 1,668,863         $    90,480    $ 1,759,343
         Boston Market in San Antonio, TX                           851,302              46,154        897,456
         On The Border in San Antonio, TX                         1,186,744              64,342      1,251,086
         Boston Market in Minnetonka, MN                            815,065              44,190        859,255
         Wendy's in Sparta, TN                                      633,967              34,372        668,339
         Boston Market in Timonium, MD                            1,129,934              61,261      1,191,195
         Jack in the Box in Houston, TX                           1,289,000              69,886      1,358,886
         Golden Corral in Elizabethtown, KY                       1,453,059              78,780      1,531,839
         IHOP in Santa Rosa, CA                                   1,282,215              69,518      1,351,733
         Arby's in Lexington, NC                                    631,418              34,233        665,651
         IHOP in Bridgeview, IL                                   1,418,777              76,922      1,495,699
         Five properties under construction at
           March 31, 1997                                           318,898              17,290        336,188
                                                                -----------         -----------    -----------

                                                                $12,679,242         $   687,428    $13,366,670
                                                                ===========         ===========    ===========

         Adjustment classified as follows:
           Land and buildings on operating leases                                                  $ 7,871,708
           Net investment in direct financing leases                                                 5,494,962
                                                                                                   -----------

                                                                                                   $13,366,670
                                                                                                   ===========

(b) In accordance with generally accepted accounting principles, leases in which the present value of future minimum lease payments equals or exceeds 90 percent of the value of the related properties are treated as direct financing leases rather than as land and buildings. The categorization of the leases has no effect on rental revenues received.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                            CONDENSED BALANCE SHEETS


                                                                              March 31,              December 31,
              ASSETS                                                            1997                     1996
              ------                                                            ----                     ----

Land and buildings on operating
  leases, less accumulated
  depreciation                                                               $ 8,231,628            $ 1,530,768
Net investment in direct financing
  lease                                                                          651,984                     -
Cash and cash equivalents                                                      6,079,177              5,371,325
Receivables                                                                       78,257                  3,711
Prepaid expenses                                                                     900                     -
Organization costs, less accumulated
  amortization of $911 and $411                                                    9,089                  9,589
Accrued rental income                                                              6,504                     -
Other assets                                                                     363,240                324,931
                                                                             -----------            -----------

                                                                             $15,420,779            $ 7,240,324
                                                                             ===========            ===========

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable                                                             $    70,480            $   104,514
Accrued construction costs payable                                               686,342                     -
Distributions payable                                                            154,476                 55,708
Due to related parties                                                           141,104                 83,889
Rents paid in advance                                                            118,189                     -
                                                                             -----------            ----------
  Total liabilities                                                            1,170,591                244,111

Commitments (Note 8)

Partners' capital                                                             14,250,188              6,996,213
                                                                             -----------            -----------

                                                                             $15,420,779            $ 7,240,324
                                                                             ===========            ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                         CONDENSED STATEMENTS OF INCOME


                                                                                               Quarters Ended
                                                                                                  March 31,
                                                                                      1997                1996
                                                                                   ---------            ------
Revenues:
  Rental income from operating leases                                              $  52,230            $      -
  Earned income from direct financing
    leases                                                                             1,113                   -
  Interest                                                                            42,871                   -
                                                                                   ---------            --------
                                                                                      96,214                   -
                                                                                   ---------            --------

Expenses:
  General operating and administrative                                                16,685                   -
  Professional services                                                                5,896                   -
  Management fees to related party                                                     1,212                   -
  State and other taxes                                                                  416                   -
  Depreciation and amortization                                                        9,828                   -
                                                                                   ---------            --------
                                                                                      34,037                   -
                                                                                   ---------            --------

Net Income                                                                         $  62,177            $      -
                                                                                   =========            ========

Allocation of Net Income:
  General partners                                                                 $     (98)           $      -
  Limited partners                                                                    62,275                   -
                                                                                   ---------            --------

                                                                                   $  62,177            $      -
                                                                                   =========            ========

Net Income Per Limited Partner Unit                                                $    0.05            $      -
                                                                                   =========            ========

Weighted Average Number of Limited
  Partner Units Outstanding                                                        1,252,970                   -
                                                                                   =========            ========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                    CONDENSED STATEMENTS OF PARTNERS' CAPITAL


                                                                          Quarter Ended               Year Ended
                                                                            March 31,                December 31,
                                                                              1997                       1996
                                                                          -------------              --------
General partners:
  Beginning balance                                                       $       993               $     1,000
  Contributions                                                                    -                         -
  Net income                                                                      (98)                       (7)
                                                                          -----------               -----------
                                                                                  895                       993
                                                                          -----------               -----------

Limited partners:
  Beginning balance                                                         6,995,220                        -
  Contributions                                                             8,315,063                 8,421,815
  Syndication costs                                                          (968,789)               (1,395,666)
  Net income                                                                   62,275                    26,917
  Distributions ($0.12 and $0.11
    per weighted average limited
    partner unit, respectively)                                              (154,476)                  (57,846)
                                                                          -----------               -----------
                                                                           14,249,293                 6,995,220
                                                                          -----------               -----------

Total partners' capital                                                   $14,250,188               $ 6,996,213
                                                                          ===========               ===========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                   Quarter Ended
                                                                                                      March 31,
                                                                                1997                    1996
                                                                             -----------              --------
Increase (Decrease) in Cash and Cash
  Equivalents:

    Net Cash Provided by Operating
      Activities                                                             $   189,772              $        -
                                                                             -----------              ----------

    Cash Flows From Investing
      Activities:
        Additions to land and
          buildings on operating
          leases                                                              (5,953,421)                      -
        Investment in direct
          financing leases                                                      (651,984)                      -
        Increase in other assets                                                 (38,309)                      -
        Other                                                                        107                       -
                                                                             -----------              ----------
            Net cash used in
              investing activities                                            (6,643,607)                      -
                                                                             -----------              ----------

    Cash Flows From Financing
      Activities:
        Reimbursement of acquisition
          and syndication costs paid
          by related parties on behalf
          of the Partnership                                                    (177,493)                      -
        Contributions from limited
          partners                                                             8,258,063                       -
        Distributions to limited
          partners                                                               (55,708)                      -
        Payment of syndication costs                                            (863,175)                      -
        Other                                                                         -                      (250)
                                                                             -----------              -----------
            Net cash provided by
              financing activities                                             7,161,687                     (250)
                                                                             -----------              -----------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                                               707,852                     (250)

Cash and Cash Equivalents at
  Beginning of Quarter                                                         5,371,325                      980
                                                                             -----------              -----------

Cash and Cash Equivalents at End of
  Quarter                                                                    $ 6,079,177              $       730
                                                                             ===========              ===========





           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                 CONDENSED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                              Quarter Ended
                                                                                                March 31,
                                                                                1997                      1996
                                                                             -----------              --------
Supplemental Schedule of Non-Cash
  Investing and Financing Activities:

    Related parties paid certain acquisition and
      syndication costs on behalf of
      the Partnership as follows:
        Acquisition costs                                                    $    81,738              $        -
        Syndication costs                                                        158,599                   33,482
                                                                             -----------              -----------

                                                                             $   240,337              $    33,482
                                                                             ===========              ===========

    Distributions declared and unpaid
      at end of quarter                                                      $   154,476              $        -
                                                                             ===========              ==========


           See accompanying notes to condensed financial statements.

                           CNL INCOME FUND XVIII, LTD.
                          (A Development Stage Florida
                              Limited Partnership)
                               NOTES TO CONDENSED
                              FINANCIAL STATEMENTS
                            Quarters Ended March 31,
                                  1997 and 1996


1.       Significant Accounting Policies:

         Basis of Presentation - The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter ended March 31, 1997, may not be indicative of the results that may be expected for the year ended December 31, 1997. Amounts as of December 31, 1996, included in the financial statements, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in Form 10-K of CNL Income Fund XVIII, Ltd. (the "Partnership") for the year ended December 31, 1996.

         The Partnership was a development stage enterprise from February 10, 1995 through October 11, 1996. Since operations had not begun, activities through October 11, 1996, were devoted to the organization of the Partnership.

         Rents Paid in Advance - Rents paid in advance by lessees for future periods are deferred upon receipt and are recognized as revenues during the period in which the rental income is earned. Rents paid in advance include "interim rent" payments required to be paid under the terms of certain leases for construction properties, equal to a pre-determined rate times the amount funded by the Partnership during the period commencing with the effective date of the lease to the date minimum annual rent becomes payable. Once minimum annual rent becomes payable, the "interim rent" payments are amortized and recorded as income either
         (i) over the lease term so as to produce a constant periodic rate of return for leases accounted for using the direct financing method, or
         (ii) over the lease term using the straight-line method for leases accounted for using the operating method, whichever is applicable.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


2.       Leases:

         The Partnership leases its land and buildings to operators of national and regional fast-food and family-style restaurants. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Seven of the leases are classified as operating leases and one of the leases has been classified as a direct financing lease. The leases have initial terms of 15 to 20 years and provide for minimum and contingent rentals. In addition, the tenant pays all property taxes and assessments, fully maintains the interior and exterior of the building and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow the tenants to renew the leases for four successive five-year periods subject to the same terms and conditions as the initial lease. Most leases also allow the tenant to purchase the property at fair market value after a specified portion of the lease has elapsed.

3.       Land and Buildings on Operating Leases:

         Land and buildings on operating leases consisted of the following at:

                                                                            March 31,           December 31,
                                                                              1997                  1996
                                                                              ----                  ----
                  Land                                                     $3,990,795           $  852,578
                  Buildings                                                 1,259,475              659,134
                                                                           ----------           ----------
                                                                            5,250,270            1,511,712
                  Less accumulated
                    depreciation                                               (9,629)                (301)
                                                                           ----------           ----------
                                                                            5,240,641            1,511,411
                  Construction in progress                                  2,990,987               19,357
                                                                           ----------           ----------

                                                                           $8,231,628           $1,530,768
                                                                           ==========           ==========


         Some of the leases provide for scheduled rent increases throughout the lease term and/or rental payments during the construction of a property prior to the date it is placed in service. Such amounts are recognized on a straight-line basis over the terms of the leases. For the quarter ended March 31, 1997, the Partnership recognized $6,504 of such rental income.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


3.       Land and Buildings on Operating Leases - Continued:

         The following is a schedule of the future minimum lease payments to be received on the noncancellable operating leases for the properties that were operational as of March 31, 1997:

                  1997                       $  158,052
                  1998                          212,256
                  1999                          221,357
                  2000                          222,184
                  2001                          222,184
                  Thereafter                  3,050,633
                                             ----------

                                             $4,086,666
                                             ==========
         Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rentals which may be received on the leases based on a percentage of tenant's gross sales. The amounts also do not include minimum lease payments that will become due when the properties under development are completed (see Note 8).

4.       Net Investment in Direct Financing Lease:

         The following lists the components of the net investment in direct financing lease at:

                                                                       March 31,                December 31,
                                                                         1997                       1996
                                                                         ----                       ----
                  Minimum lease payments
                    receivable                                        $ 1,893,111              $        -
                  Estimated residual
                    value                                                 163,002                       -
                  Less unearned income                                 (1,404,129)                      -
                                                                      -----------              ----------

                  Net investment in direct
                    financing lease                                   $   651,984              $        -
                                                                      ===========              ==========

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


4.       Net Investment in Direct Financing Lease - Continued:

         The following is a schedule of future minimum lease payments to be received on the direct financing lease at March 31, 1997:

                  1997                        $   52,010
                  1998                            69,347
                  1999                            69,347
                  2000                            69,347
                  2001                            69,347
                  Thereafter                   1,563,713
                                              ----------

                                              $1,893,111

         The above table does not include future minimum lease payments for renewal periods or for contingent rental payments that may become due in future periods (see Note 3).

5.       Syndication Costs:

         Syndication costs consisting of legal fees, commissions, the due diligence expense reimbursement fee, printing and other expenses incurred in connection with the offering totalled $968,789 and $1,395,666 for the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively. These offering expenses were charged to the limited partners' capital accounts to reflect the net capital proceeds of the offering. All organizational and offering expenses, as defined in the Partnership's prospectus, which exceed three percent of the total gross proceeds received from the sale of units of the Partnership will be paid or reimbursed by the general partners and will not be the responsibility of the Partnership.

6.       Related Party Transactions:

         During the quarter ended March 31, 1997, the Partnership incurred $706,781 in syndication costs due to CNL Securities Corp. for services in connection with selling units of limited partnership interest. A substantial portion of these amounts ($599,493) was or will be reallowed to other broker-dealers.

         In addition, during the quarter ended March 31, 1997, the Partnership incurred $41,575 in due diligence expense reimbursement fees due to CNL Securities Corp. These fees equal 0.5% of the limited partner contributions of $8,315,063 received during the quarter ended March 31, 1997. The majority of these fees was reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


6.       Related Party Transactions - Continued:

         Additionally, during the quarter ended March 31, 1997, the Partnership incurred $374,178 in acquisition fees due to CNL Fund Advisors, Inc. for services in finding, negotiating and acquiring properties on behalf of the Partnership. These fees represent 4.5% of the limited partner capital contributions received during the quarter ended March 31, 1997, and are included in land and buildings on operating leases, net investment in direct financing lease and other assets.

         In addition, during the quarter ended March 31, 1997, the Partnership incurred management fees of $1,212 due to CNL Fund Advisors, Inc.

         During the quarter ended March 31, 1997, certain affiliates of the general partners provided accounting and administrative services to the Partnership (including accounting and administrative services in connection with the offering of units) on a day-to-day basis. The expenses incurred for these services were classified as follows for the quarters ended March 31:

                                              1997               1996
                                             -------            -----

                  Syndication costs          $82,682            $ 3,372
                  General operating and
                    administrative
                    expenses                  13,245                 -
                                             -------            ------

                                             $95,927            $ 3,372
                                             =======            =======

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


6.       Related Party Transactions - Continued:

         The amounts due to related parties consisted of the following at:

                                        March 31,          December 31,
                                          1997                 1996
                                          ----                 ----

    Due to CNL Securities Corp.:
      Commissions                        $ 17,044           $ 44,186
      Due diligence expense
        reimbursement fee                   1,003              2,599
                                         --------           --------
                                           18,047             46,785
                                         --------           --------
    Due to CNL Fund Advisors,
      Inc.:
        Expenditures incurred on
          on behalf of the
          Partnership                      69,876              2,788
        Acquisition fees                   43,331             23,392
        Accounting and admini-
          strative services                 8,638             10,912
        Management fees                     1,212                 12
                                         --------           --------
                                          123,057             37,104
                                         --------           --------

                                         $141,104           $ 83,889
                                         ========           ========

7.       Concentration of Credit Risk:

         The following schedule presents total rental and earned income from individual lessees and the respective restaurant chains, each representing more than ten percent of the Partnership's total rental and earned income for the quarters ended March 31:

                                                  1997              1996
                                                -------           ------

                  Platinum Rotisserie,
                    L.L.C. (operating
                    a Boston Market
                    restaurant)                 $27,153           $     -
                  Carrols Corporation
                    (operating a Burger
                    King restaurant)             25,078                 -

         It is expected that the percentage of total rental and earned income contributed by these lessees and restaurant chains will decrease as additional properties are acquired and leased during the remainder of 1997 and in subsequent years.

                           CNL INCOME FUND XVIII, LTD.
                (A Development Stage Florida Limited Partnership)
                          NOTES TO CONDENSED FINANCIAL
                             STATEMENTS - CONTINUED
                            Quarters Ended March 31,
                                  1997 and 1996


8.       Commitments:

         The Partnership has entered into five development agreements with tenants which provide terms and specifications for the construction of buildings that the tenants have agreed to lease once construction is completed. The agreements provide a maximum amount of development costs (including the purchase price of the land and closing costs) to be paid by the Partnership. The aggregate maximum development costs the Partnership has agreed to pay is approximately $6,225,100, of which approximately $5,690,900 in land and other costs had been incurred as of March 31, 1997. The buildings under construction are expected to be operational by May 1997. The lease agreements for these properties are substantially the same as the leases relating to the Partnership's other properties as described in Note 2.

9.       Subsequent Event:

         During the period April 1, 1997 through April 30, 1997, the Partnership received capital contributions for an additional 174,614 units ($1,746,144) of limited partnership interest.

         In addition, during the period April 1, 1997 through April 30, 1997, the Partnership acquired five additional properties for cash, at a total cost of approximately $2,933,700. In connection with the four properties under construction, the Partnership has agreed to pay development costs (including the purchase prices of the land and closing costs) of approximately $3,563,300 of which approximately $1,547,500 in land and other costs had been paid by the Partnership as of April 30, 1997. The buildings under construction are expected to be operational by October 1997. The lease agreements for the existing property and the properties to be constructed are substantially the same as the leases relating to the Partnership's other properties, as described in Note 2.

                             CNL REALTY CORPORATION

                                 BALANCE SHEETS


                                          March 31,
                                            1997                 December 31,
              ASSETS                     (Unaudited)                1996
              ------                     -----------                ----

Cash                                     $      178              $      188
Investment in CNL Income
  Fund Partnerships                       1,255,853               1,244,812
                                         ----------              ----------

                                         $1,256,031              $1,245,000
                                         ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Loan payable to CNL Group, Inc.          $1,306,849              $1,275,456
Other payables to related parties             2,414                   1,201
                                         ----------              ----------
      Total liabilities                   1,309,263               1,276,657
                                         ----------              ----------

Commitments and contingencies
  (Note 5)

Stockholders' equity:
  Common stock, $1 par value,
    7,500 shares authorized,
    1,000 shares issued and
    outstanding                               1,000                   1,000
  Accumulated deficit                       (54,232)                (32,657)
                                         ----------              ----------
      Total stockholders' equity            (53,232)                (31,657)
                                         ----------              ----------

                                         $1,256,031              $1,245,000
                                         ==========              ==========









See accompanying notes to balance sheet.

                             CNL REALTY CORPORATION
                             NOTES TO BALANCE SHEETS
                               March 31, 1997 and
                         December 31, 1996 (Information
                        with respect to March 31, 1997 is
                                   unaudited)


1.       Organization and Significant Accounting Policy:

         Organization - CNL Realty Corporation (the "Company") was incorporated on November 26, 1985, under the laws of the State of Florida. The Company is a general partner in CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd. and CNL Income Fund XVIII, Ltd. (collectively, the "CNL Income Fund Partnerships"), all of which were formed to acquire existing restaurant properties, as well as properties upon which restaurants will be constructed, to be leased primarily to operators of national and regional fast-food, family-style and casual dining restaurant chains. The other general partners in the CNL Income Fund Partnerships are James M. Seneff, Jr. and Robert A. Bourne.

         Use of Estimates - The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.       Investment in CNL Income Fund Partnerships:

         The Company accounts for its general partner interests in the CNL Income Fund Partnerships under the equity method. The terms of the limited partnership agreements of each of the CNL Income Fund Partnerships are similar. Each agreement provides that allocations and distributions among the general partners will be in such amounts as the general partners agree among themselves. The general partners have agreed that ten percent of their one percent interest in the CNL Income Fund Partnerships will be allocated to CNL Realty Corporation.

                             CNL REALTY CORPORATION
                       NOTES TO BALANCE SHEET - CONTINUED
                               March 31, 1997 and
                         December 31, 1996 (Information
                        with respect to March 31, 1997 is
                                   unaudited)


2.       Investment in CNL Income Fund Partnerships - Continued:

         The following table presents combined, summarized financial information relating to the CNL Income Fund Partnerships at:

                                         March 31,
                                           1997                  December 31,
                                        (Unaudited)                 1996
                                        -----------                 ----

                  Total assets          $521,172,855             $514,640,258
                  Total liabilities       18,817,382               18,782,159
                  Limited partners'
                    equity               498,895,027              492,508,044
                  General partners'
                    equity:
                      CNL Realty
                        Corporation        1,255,853                1,244,812
                      Other                2,204,593                2,105,243

         The Company had made total capital contributions of $1,012,905 to the CNL Income Fund Partnerships as of March 31, 1997 and December 31, 1996.

         In January 1997, the Company entered into two promissory notes which provide for loans to certain of the CNL Income Fund Partnerships in the aggregate amount of $228,000 in connection with the operations of the CNL Income Fund Partnerships. The loans were uncollateralized, non-interest bearing and due on demand. These loans were repaid to the Company as of March 31, 1997.

3.       Income Taxes:

         Effective January 1988, the Company made an election to be governed by Subchapter S of the Internal Revenue Code. Taxable income is reported by the stockholders on their individual income tax returns.

4.       Related Parties:

         In April 1996, the Company entered into a promissory note with CNL Group, Inc., an affiliate of the Company, which provides for loans to the Company in the aggregate amount of up to $500,000. In September 1996, the promissory note was amended to provide loans to the Company in the aggregate amount of up to $1,500,000. The note is uncollateralized and bears interest at a rate of prime plus one percent per annum. Principal and interest are payable on demand or December 31,

                             CNL REALTY CORPORATION
                       NOTES TO BALANCE SHEET - CONTINUED
                               March 31, 1997 and
                         December 31, 1996 (Information
                        with respect to March 31, 1997 is
                                   unaudited)


4.       Related Parties - Continued:

         1997, whichever comes first. The loan payable to CNL Group, Inc. of $1,306,849 and $1,275,456 at March 31, 1997 and December 31, 1996,
         respectively, includes accrued interest of $14,129 and $4,817, respectively.

         Affiliates of the stockholders provide accounting and administrative services to the Company on a day-to-day basis. Other payables to related parties at March 31, 1997 and December 31, 1996 of $2,414 and $1,201, respectively, represent amounts for such services and for operating expenses that affiliates have paid on behalf of the Company.

5.       Commitments and Contingencies:

         As one of the general partners in the CNL Income Fund Partnerships, the Company will share in the liability for organizational and offering expenses which exceed three percent of the gross offering proceeds. Further, the general partners have agreed to contribute up to one percent of the gross offering proceeds for partnership property maintenance and repairs to the extent that the CNL Income Fund Partnerships have insufficient funds for such purposes.

6.       Subsequent Events:

         In April 1997, the promissory note described in Note 4 between the Company and CNL Group, Inc. was amended to provide loans to the Company in the aggregate amount of up to $2,000,000. In addition, in April 1997, the Company received additional advances under this promissory note totalling $399,000. As of May 19, 1997, the Company had repaid $149,000 of such amounts advanced.

         In connection therewith, in April 1997, the Company made additional capital contributions of $138,000 to one of the CNL Income Fund Partnerships and entered into two promissory notes which provide for loans to certain of the CNL Income Fund Partnerships in the aggregate amount of $261,000 in connection with the operations of the CNL Income Fund Partnerships. The loans are uncollateralized, non-interest bearing and are due on demand. As of May 19, 1997, $149,000 of these amounts had been repaid to the Company.

                             CNL REALTY CORPORATION
                       NOTES TO BALANCE SHEET - CONTINUED
                               March 31, 1997 and
                         December 31, 1996 (Information
                        with respect to March 31, 1997 is
                                   unaudited)


7.       Basis of Presentation of Unaudited Financial Statements:

         In the opinion of management of the Company, the unaudited balance sheet contains all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1997.

                                   ADDENDUM TO
                                    EXHIBIT F

                             STATEMENT OF ESTIMATED
                            TAXABLE OPERATING RESULTS

THE STATEMENT OF ESTIMATED
TAXABLE OPERATING RESULTS IN THIS
ADDENDUM UPDATES AND REPLACES
EXHIBIT F TO THE ATTACHED
PROSPECTUS, DATED MAY 9, 1997.

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                           CNL INCOME FUND XVIII, LTD.
                       PROPERTIES ACQUIRED FROM INCEPTION
                             THROUGH JULY 18, 1997
        For the Period October 12, 1996 (the date operations commenced)
                     through December 31, 1996 (Unaudited)


         The following statement presents unaudited estimated taxable operating results of each Property acquired by CNL XVIII from inception through July 18, 1997. The statement presents estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The statement should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of CNL XVIII for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of CNL XVIII.




                                            Burger King              Golden Corral        Jack in the Box      Jack in the Box
                                            Kinston, NC            Houston #1, TX (7)    Echo Park, CA (6)    Henderson, NV (6)
                                            -----------            ------------------    -----------------    -----------------
Estimated Taxable Operating Results:

Base Rent (1)                                $ 19,862                   (5)                   (5)                  (5)

Management Fees (2)                              (199)                  (5)                   (5)                  (5)

General and Administrative
  Expenses (3)                                   (993)                  (5)                   (5)                  (5)
                                             --------

Estimated Cash Available from
  Operations                                   18,670                   (5)                   (5)                  (5)

Depreciation Expense (4)                       (3,660)                  (5)                   (5)                  (5)
                                             --------

Estimated Taxable Operating Results          $ 15,010                   (5)                   (5)                  (5)
                                             ========




                                  See Footnotes

                                               Jack in the Box         Golden Corral     Boston Market            Black-eyed Pea
                                             Centerville, TX (6)     Galveston, TX (7)    Raleigh, NC              Atlanta, GA
                                             -------------------     -----------------   -------------            ------------
Estimated Taxable Operating Results:

Base Rent (1)                                      (5)                    (5)              $ 27,144                  $ 15,358

Management Fees (2)                                (5)                    (5)                  (271)                     (154)

General and Administrative
  Expenses (3)                                     (5)                    (5)                (1,357)                     (768)
                                                                                           --------                  --------

Estimated Cash Available from
  Operations                                       (5)                    (5)                25,516                    14,436

Depreciation Expense (4)                           (5)                    (5)                (2,672)                   (3,596)
                                                                                           --------                  --------

Estimated Taxable Operating Results                (5)                    (5)              $ 22,844                  $ 10,840
                                                                                           ========                  ========


                                  See Footnotes


                                                Golden Corral        Boston Market        On The Border      Boston Market
                                                  Stow, OH          San Antonio, TX     San Antonio, TX     Minnetonka, MN
                                                  --------          ---------------     ---------------     --------------

Estimated Taxable Operating Results:

Base Rent (1)                                       $42,009             (5)                  (5)                (5)

Management Fees (2)                                    (420)            (5)                  (5)                (5)

General and Administrative
  Expenses (3)                                       (2,100)            (5)                  (5)                (5)
                                                   --------

Estimated Cash Available from
  Operations                                         39,489             (5)                  (5)                (5)

Depreciation Expense (4)                             (7,047)            (5)                  (5)                (5)
                                                   --------

Estimate Taxable Operating Results                 $ 32,442             (5)                  (5)                (5)
                                                   ========







                                  See Footnotes



                                               Wendy's       Boston Market        Jack in the Box          Golden Corral
                                              Sparta, TN     Timonium, MD        Houston #2, TX (6)    Elizabethtown, KY (7)
                                              ----------     -------------       ------------------    ---------------------
Estimated Taxable Operating Results:

Base Rent (1)                                   (5)              (5)                  (5)                    (5)

Management Fees (2)                             (5)              (5)                  (5)                    (5)

General and Administrative
  Expenses (3)                                  (5)              (5)                  (5)                    (5)

Estimated Cash Available from
  Operations                                    (5)              (5)                  (5)                    (5)

Depreciation Expense (4)                        (5)              (5)                  (5)                    (5)

Estimate Taxable Operating Results              (5)              (5)                  (5)                    (5)











                                  See Footnotes



                                                    IHOP                  Arby's                IHOP
                                             Santa Rosa, CA (8)       Lexington, NC      Bridgeview, IL(8)                Total
                                             ------------------       -------------      -----------------              -------
Estimated Taxable Operating Results:

Base Rent (1)                                    $ 28,547              $ 13,861              $ 31,579                  $178,360

Management Fees (2)                                  (285)                 (139)                 (316)                   (1,784)

General and Administrative
  Expenses (3)                                     (1,427)                 (693)               (1,579)                   (8,917)
                                                 --------              --------               -------                   -------

Estimated Cash Available from
  Operations                                       26,835                13,029                29,684                   167,659

Depreciation Expense (4)                           (4,678)               (2,499)               (6,267)                  (30,419)
                                                 --------              --------              --------                  --------

Estimate Taxable Operating Results               $ 22,157              $ 10,530              $ 23,417                  $137,240
                                                 ========              ========              ========                  ========




FOOTNOTES:

(1) Represents rental income from leases for seven of the 19 Properties acquired from inception through July 18, 1997, which were operational at the time acquired by CNL XVIII, for the period commencing October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The 12 Properties acquired by CNL XVIII that are under construction are not presented due to the fact that they were not operational for the period presented.

(2) The Properties are managed pursuant to a management agreement between CNL XVIII and an Affiliate of the General Partners, pursuant to which the Affiliate receives an annual management fee in an amount equal to one percent of the gross revenues that CNL XVIII earns from its Properties. See "Management Compensation."

(3) Estimated at five percent of gross rental income based on the previous experience of Affiliates of the General Partners with 17 public limited partnerships which own properties similar to that owned by CNL XVIII.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 40 years.

(5) This Property is under construction and therefore was not operational for the period presented. The development agreements for the Properties which are to be constructed or renovated, provide that construction or renovation must be completed no later than the dates set forth below:

         Property                         Estimated Final Completion Date

         Houston #1 Property                     June 25, 1997
         Echo Park Property                      July 6, 1997
         Henderson Property                      July 6, 1997
         Centerville Property                    July 7, 1997
         Galveston Property                      July 21, 1997
         San Antonio #1 Property                 October 13, 1997
         San Antonio #2 Property                 October 14, 1997
         Minnetonka Property                     October 26, 1997
         Sparta Property                         August 28, 1997
         Timonium Property                       November 4, 1997
         Houston #2 Property                     November 5, 1997
         Elizabethtown Property                  November 17, 1997

(6) The lessee of the Echo Park, Henderson, Centerville and Houston #2 Properties is the same unaffiliated lessee.

(7) The lessee of the Houston #1, Galveston and Elizabethtown Properties is the same unaffiliated lessee.

(8) The lessee of the Santa Rosa and Bridgeview Properties is the same unaffiliated lessee.